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                                                               Exhibit 99(k)(iv)

                       INSURED MUNICIPAL INCOME FUND INC.
                               51 WEST 52ND STREET
                          NEW YORK, NEW YORK 10019-6114

                                                       Dated as of July 23, 2003

UBS Global Asset Management (US) Inc.
51 West 52nd Street
New York, New York  10019-6114

Re:  Fee Waiver Agreement

Ladies and Gentlemen:

     1. Insured Municipal Income Fund Inc. is a Maryland corporation (the "Fund"). You serve as investment advisor and administrator to the Fund pursuant to an Investment Advisory and Administration Contract dated as of May 26, 1993 (the "Advisory Contract").

     2. You hereby agree that you will waive compensation otherwise payable to you pursuant to Section 8(a) of the Advisory Contract so that the fee rate is reduced from an annual rate of 0.90% to 0.70% of the Fund's average weekly net assets.

     3. This fee waiver shall become effective as of July 23, 2003, and shall continue in effect unless it is terminated by a vote of a majority of those directors of the Fund who are not parties to the Advisory Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Fund's board or by vote of a majority of the outstanding voting securities of the Fund.

     4. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this fee waiver agreement shall be in writing signed by the parties hereto.

     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

INSURED MUNICIPAL INCOME FUND INC.

By: /s/ Paul H. Schubert                          By: /s/ Keith A. Weller
    ------------------------------------              ------------------------

Title: Vice President and Treasurer           Title: Vice President and
       ---------------------------------             -----------------------
                                                       Assistant Secretary


The foregoing Agreement is hereby accepted as of July 23, 2003.

UBS GLOBAL ASSET MANAGEMENT (US) INC.

By: /s/ David M. Goldenberg                     By: /s/ W. Douglas Beck
    ------------------------------------            -----------------------

Title: Executive Director                     Title: Executive Director
       ---------------------------------             -------------------------